UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 26, 2008

(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation or organization)	1-9824 (Commission File Number)	52-2080478 (I.R.S. Employer Identification No.)

2100 Q Street
Sacramento, CA 95816
(Address of principal executive offices, zip code)

Registrant’s telephone number, including area code (916) 321-1846

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

   ☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

   ☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

   ☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

   ☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entries Into a Material Definitive Agreement

On September 26, 2008, The McClatchy Company, a Delaware corporation (“McClatchy” or the “Company”) entered into an amendment with its lenders under its Credit Agreement dated June 27, 2006, and amended on March 28, 2007, July 19, 2007, and March 28, 2008 (the “Credit Agreement”) by and among McClatchy and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, JPMorgan Chase Bank, N.A., as Syndication Agent, and other lenders thereto (the “Amendment”).

Pursuant to the Amendment, the consolidated total leverage ratio covenant in the Credit Agreement was increased to allow indebtedness of a maximum of 6.25 times cash flow (as defined in the Amendment) through the Company’s fiscal quarter ending December 2008; stepping up to 7.00 times cash flow from the fiscal quarter ending in March 2009 to the fiscal quarter ending in September 2010; and declining to 6.25 times cash flow as of the end of each fiscal quarter thereafter. Upon the sale by the Company of certain real estate in Miami, the leverage ratio applicable as of the end of each fiscal quarter thereafter will be reduced by 0.25 times cash flow.  In addition, the consolidated interest coverage ratio covenant under the Credit Agreement was decreased to a minimum of 2.25 times cash flow through the fiscal quarter ending in December 2008; and further declining to 2.00 times cash flow as of the end of each fiscal quarter thereafter.  Under the Amendment, there is an immediate reduction in the revolving credit commitment now totaling $625 million to $600 million (to a total facility of $1.150 billion including term loans); a further reduction of $125 million upon sale of the Miami real estate; and a reduction of $25 million on December 31, 2009.  The final maturity of the revolving credit commitment and the term loan remains June 27, 2011.  The Amendment further adds additional direct and indirect material subsidiaries as guarantors.

As a condition to the Amendment, McClatchy and its direct and indirect material subsidiaries granted to the lenders a security interest in certain intangible assets, inventory, accounts receivable and certain other assets.  The pricing on all outstanding loans was increased to include interest at the London Interbank Offered Rate (LIBOR) plus a spread ranging from 200 basis points to 425 basis points, based upon the consolidated total leverage ratio.  Loans bearing interest with reference to the prime rate (Base Rate) will have a spread over the Base Rate ranging from 100 basis points to 325 basis points, based on the consolidated total leverage ratio.  Upon completion of the Miami real estate sale, the applicable interest rate tiers will decrease by 25 basis points.  The Amendment further modifies the requirements for mandatory prepayments of loans under the Credit Agreement providing for additional prepayments upon certain asset sales and certain issuances of equity and debt.

Under the Amendment, McClatchy’s ability to pay cash dividends will be further limited.  McClatchy is permitted to pay dividends up to $8 million in each fiscal quarter through the quarter ending in June 2009.  Beginning with the fiscal quarter ending in September 2009, dividends are not permitted if leverage is greater than or equal to 5.0 times cash flow.  Dividends are permitted up to $8 million during each fiscal quarter when leverage is less than 5.0 times cash flow and greater than or equal to 4.0 times cash flow.  Dividends are permitted up to $16 million during each fiscal quarter when leverage is less than 4.0 times cash flow.

The Amendment adds and amends other covenants including limitations on additional debt, investments and acquisitions, dispositions and the ability to retire the Company’s bonds that come due in 2011 and thereafter prior to maturity.

Except as provided in the Amendment and prior amendments, all provisions of the Credit Agreement remain in full force and effect.  The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment, which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 9.01.  Financial Statements and Exhibits
    c)   Exhibits

Exhibit 10.1   Amendment No. 4 to Credit Agreement dated as of September 26, 2008 by and among The McClatchy Company, the lenders under its Credit Agreement dated June 27, 2006, and amended on March 28, 2007, July 19, 2007, and March 28, 2008 (the “Credit Agreement”) by and among The McClatchy Company, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, JPMorgan Chase Bank, N.A., as Syndication Agent, and other lenders thereto and Bank of America, N.A., as Administrative Agent.

Exhibit 10.2   Security Agreement dated as of September 26, 2008 executed by The McClatchy Company and certain of its subsidiaries in favor of Bank of America, N.A., as Administrative Agent.

Exhibit 10.3   Amended and Restated Guaranty dated as of September 26, 2008 executed by certain subsidiaries of The McClatchy Company in favor of the lenders under the Credit Agreement.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

September 30, 2008                                                                                                 The McClatchy Company

/s/ Patrick J. Talamantes

Patrick J. Talamantes
Vice President and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit Number                                           Description

10.1                         Amendment No. 4 to Credit Agreement dated as of September 26, 2008 by and between The McClatchy Company as Bank of America, N.A., as Administrative Agent

10.2	Security Agreement dated as of September 26, 2008 executed by The McClatchy Company and certain of its subsidiaries in favor of Bank of America, N.A., as Administrative Agent.

10.3	Amended and Restated Guaranty dated as of September 26, 2008 executed by certain subsidiaries of The McClatchy Company in favor of the lenders under the Credit Agreement.